Exhibit 3.1
CONFORMED COPY
As amended May 6, 2010, effective May 11, 2010
AMENDED AND RESTATED ARTICLES OF INCORPORATION
Pursuant to the provisions of Act 284, Public Acts of 1972, the undersigned corporation executes the following Articles:
ARTICLE I
The name of the Corporation is DTE ENERGY COMPANY.
ARTICLE II
The purposes for which the corporation (the “Company”) is formed are to engage in any activity within the purposes for which corporations may be formed under the Michigan Business Corporation Act (the “Act”).
ARTICLE III
The location and post office address of the principal office of the Company at the time of filing these Articles is 2000 2nd Avenue, Detroit, Wayne County, Michigan 48226-1279 and it is hereby designated as the location and post office address of the registered office of the Company in Michigan under these Articles.
ARTICLE IV
The name of the Company’s resident agent in Michigan at the time of filing these Articles is Susan M. Beale and she is hereby designated as the resident agent of the Company in Michigan under these Articles.
ARTICLE V
A. The aggregate number of shares which the Company is authorized to issue is four hundred and five million (405,000,000) shares, divided into and consisting of (a) four hundred million (400,000,000) shares of common stock, without par value, and (b) five million (5,000,000) shares of preferred stock, without par value, issuable in one or more series as hereinafter provided.

B. The authorized preferred stock may be issued, in one or more series, from time to time as the Board of Directors may determine. Each series of preferred stock shall bear a distinctive designation, shall be issued in such number of shares and shall have such relative voting, distribution, dividend, liquidation and other rights, preferences and limitations and redemption and/or conversion provisions (including provisions for the redemption or conversion of shares at the option of the shareholder or the Company or upon the happening of a specified event) as shall be prescribed, and the Board of Directors is expressly authorized to fix such terms, by a resolution of the Board of Directors. Such resolutions, when filed, shall constitute amendments to these Articles of Incorporation to the extent provided by the Act.
C. Each holder of common stock of the Company shall be entitled to one vote for each share of such stock standing in such shareholder’s name on the books of the Company and each holder of preferred stock of the Company shall be entitled to such voting rights as shall be established by the Board of Directors pursuant to paragraph B of this Article V; provided that no share of preferred stock may be entitled to more than one vote per share.
D. [Repealed]
E. No shareholder shall have any preemptive or preferential right to subscribe for or purchase any part of any new or additional issue of stock of any class whatsoever, or of securities convertible into or exchangeable for any stock of any class whatsoever, or of securities carrying options, warrants or other rights to purchase or otherwise acquire stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend or otherwise, or to have any other preemptive or preferential right as now or hereafter defined by the laws of the State of Michigan.
ARTICLE VI
To the full extent permitted by the Act or any other applicable laws presently or hereafter in effect no director of the Company shall be personally liable to the Company or its shareholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Company. Any repeal or modification of this Article VI shall not adversely affect any right or protection of a director of the Company existing hereunder immediately prior to such repeal or modification.

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ARTICLE VII
Each person who is or was or had agreed to become a director of officer of the Company, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors as an employee or agent of the Company or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Company to the full extent permitted by the Act or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Company may enter into one or more agreements with any person which provides for indemnification greater or different than that provided in this Article. Any repeal or modification of this Article VII shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.
ARTICLE VIII
The term of the corporate existence of the Company is perpetual.
ARTICLE IX
The name and address of the sole incorporator is as follows:
Susan M. Beale
2000 2nd Avenue
Detroit, Michigan 48226
Dated this 13th day of December, 1995.

/s/ John E. Lobbia
John E. Lobbia
Chairman of the Board

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CONFORMED COPY
CERTIFICATE OF DESIGNATION
of
SERIES A JUNIOR PARTICIPATING
PREFERRED STOCK
of
DTE ENERGY COMPANY
(Pursuant to Section 450.1302 of the
Business Corporation Act of the State of Michigan)
DTE Energy Company, a Michigan corporation (the “Company”), DOES HEREBY CERTIFY:
That, pursuant to authority vested in the Board of Directors of the Company by its Amended and Restated Articles of Incorporation, and pursuant to the provisions of Section 450.1302 of the Michigan Business Corporation Act, the Board of Directors of the Company has adopted the following resolution providing for the issuance of a series of Preferred Stock:
RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company (hereinafter called the “Board of Directors” or the “Board”) by the Amended and Restated Articles of Incorporation of the Company, a series of Preferred Stock, without par value (the “Preferred Stock”), of the Company be, and it hereby is, created, and that the designation and amount thereof and the powers, designations, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:
I. Designation and Amount
The shares of such series will be designated as Series A Junior Participating Preferred Stock (the “Series A Preferred”) and the number of shares constituting the Series A Preferred is 1,500,000.

II. Dividends and Distributions
(a) Subject to the rights of the holders of any shares of any series of Preferred Stock ranking prior to the Series A Preferred with respect to dividends, the holders of shares of Series A Preferred, in preference to the holders of Common Stock, without par value (the “Common Stock”), of the Company, and of any other junior stock, will be entitled to receive, when, as and if declared by the Board out of funds legally available for the purpose, dividends payable in cash (except as otherwise provided below) on such dates as are from time to time established for the payment of dividends on the Common Stock (each such date being referred to herein as a “Dividend Payment Date”), commencing on the first Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred (the “First Dividend Payment Date”), in an amount per share (rounded to the nearest cent) equal to the greater of (i) $1.00 or (ii) subject to the provision for adjustment hereinafter set forth, one hundred times the aggregate per share amount of all cash dividends, and one hundred times the aggregate per share amount (payable in kind) of all non-cash dividends, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Dividend Payment Date or, with respect to the First Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred. In the event that the Company at any time (i) declares a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding shares of Common Stock, (iii) combines the outstanding shares of Common Stock into a smaller number of shares, or (iv) issues any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of Series A Preferred are then issued or outstanding, the amount to which holders of shares of Series A Preferred would otherwise be entitled immediately prior to such event under clause (ii) of the preceding sentence will be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
(b) The Company will declare a dividend on the Series A Preferred as provided in the immediately preceding paragraph immediately after it declares a dividend on the Common Stock (other than a dividend payable in shares of Common

Stock). Each such dividend on the Series A Preferred will be payable immediately prior to the time at which the related dividend on the Common Stock is payable.
(c) Dividends will accrue on outstanding shares of Series A Preferred from the Dividend Payment Date next preceding the date of issue of such shares, unless (i) the date of issue of such shares is prior to the record date for the First Dividend Payment Date, in which case dividends on such shares will accrue from the date of the first issuance of a share of Series A Preferred or (ii) the date of issue is a Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred entitled to receive a dividend and before such Dividend Payment Date, in either of which events such dividends will accrue from such Dividend Payment Date. Accrued but unpaid dividends will cumulate from the applicable Dividend Payment Date but will not bear interest. Dividends paid on the shares of Series A Preferred in an amount less than the total amount of such dividends at the time accrued and payable on such shares will be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board may fix a record date for the determination of holders of shares of Series A Preferred entitled to receive payment of a dividend or distribution declared thereon, which record date will be not more than 60 calendar days prior to the date fixed for the payment thereof.
III. Voting Rights
The holders of shares of Series A Preferred will have the following voting rights:
(a) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred will entitle the holder thereof to one vote on all matters submitted to a vote of the stockholders of the Company.
(b) Except as otherwise provided herein, in any other Preferred Stock Designation creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred and the holders of shares of Common Stock and any other capital stock of the Company having general voting rights will vote together as one class on all matters submitted to a vote of stockholders of the Company.
(c) Except as set forth in the Amended and Restated Articles of Incorporation or herein, or as otherwise provided by law, holders of shares of Series A Preferred will have no voting rights.

IV. Certain Restrictions
(a) Whenever dividends or other dividends or distributions payable on the Series A Preferred are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred outstanding have been paid in full, the Company will not:
(i) Declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the shares of Series A Preferred;
(ii) Declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution, or winding up) with the shares of Series A Preferred, except dividends paid ratably on the shares of Series A Preferred and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
(iii) Redeem, purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the shares of Series A Preferred; provided, however, that the Company may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the shares of Series A Preferred; or
(iv) Redeem, purchase or otherwise acquire for consideration any shares of Series A Preferred, or any shares of stock ranking on a parity with the shares of Series A Preferred, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such shares upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, may determine in good faith will result in fair and equitable treatment among the respective series or classes.
(b) The Company will not permit any majority-owned subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (a) of this Article IV, purchase or otherwise acquire such shares at such time and in such manner.

V. Reacquired Shares
Any shares of Series A Preferred purchased or otherwise acquired by the Company in any manner whatsoever will be retired and canceled promptly after the acquisition thereof. All such shares will upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Amended and Restated Articles of Incorporation of the Company, or in any other Preferred Stock Designation creating a series of Preferred Stock or any similar stock or as otherwise required by law.
VI. Liquidation, Dissolution or Winding Up
Upon any liquidation, dissolution or winding up of the Company, no distribution will be made (a) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution, or winding up) to the shares of Series A Preferred unless, prior thereto, the holders of shares of Series A Preferred have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment; provided, however, that the holders of shares of Series A Preferred will be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to one hundred times the aggregate amount to be distributed per share to holders of shares of Common Stock or (b) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution, or winding up) with the shares of Series A Preferred, except distributions made ratably on the shares of Series A Preferred and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution, or winding up. In the event the Company at any time (i) declares a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding shares of Common Stock, (iii) combines the outstanding shares of Common Stock into a smaller number of shares, or (iv) issues any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of Series A Preferred are then issued or outstanding, the aggregate amount to which each holder of shares of Series A Preferred would otherwise be entitled immediately prior to such event under the proviso in clause (a) of the preceding sentence will be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
VII. Consolidation, Merger, Etc.
In the event that the Company enters into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then, in each such case, each share of Series A Preferred will at the same time be similarly exchanged for or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to one hundred times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Company at any time (a) declares a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (b) subdivides the outstanding shares of Common Stock, (c) combines the outstanding shares of Common Stock in a smaller number of shares, or (d) issues any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of Series A Preferred are then issued or outstanding, the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred will be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
VIII. Redemption
The shares of Series A Preferred are not redeemable.
IX. Rank
The Series A Preferred rank, with respect to the payment of dividends and the distribution of assets, junior to all other series of the Company’s Preferred Stock.
X. Amendment
Notwithstanding anything contained in the Amended and Restated Articles of Incorporation of the Company to the contrary and in addition to any other vote required by applicable law, the Amended and Restated Articles of Incorporation of the Company may not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Series A Preferred so as to affect them adversely without the affirmative vote of the holders of at least 80% of the outstanding shares of Series A Preferred, voting together as a single series.
IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Company by its Chairman and Chief Executive Officer and attested by its Vice President and Secretary this 23rd day of September, 1997.

/s/ John E. Lobbia
John E. Lobbia
Chairman and Chief Executive Officer

Attest:

/s/ Susan M. Beale
Susan M. Beale
Vice President and Secretary